UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 13, 2006

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events

Palo Verde Nuclear Generating Station

As previously reported, Arizona Public Service Company (“APS”) has been operating Unit 1 of the Palo Verde Nuclear Generating Station (“Palo Verde”) at reduced power levels since December 25, 2005 due to a non-safety related acoustic impact in one of the unit’s shutdown cooling lines. See Item 8.01 in El Paso Electric Company’s (the “Company”) Current Report on Form 8-K filed January 17, 2006 and Exhibit 99.01 to the Company’s Current Report on Form 8-K filed February 23, 2006. Unit 1 is currently operating at approximately 25% power. APS has informed the Company that it has concluded that the preferred solution will require Unit 1 to undergo an outage of approximately five weeks in order for APS to effect the necessary modifications to the Unit. APS has also informed the Company that it anticipates that Unit 1 will begin this outage in the June 2006 timeframe. In addition, APS has informed the Company that an outage for preparatory work of approximately one week, beginning March 18, 2006, will take place prior to the June outage.

The Company owns a 15.8% interest in the three units at Palo Verde, which entitles it to approximately 600 MW of power. Palo Verde represents approximately 40% of the Company’s net generating capacity and provided approximately 49% of its available energy for the twelve months ended December 31, 2005.

The Company typically realizes between 40% and 50% of its wholesale off-system sales margins during the first quarter of each calendar year when its native load is lower than at other times of the year which allows for the sale in the wholesale market of relatively larger amounts of off-system energy generated from nuclear fuel resources. Palo Verde’s availability is an important factor in realizing these wholesale margins. The Company estimates that the reduced output and the upcoming outages at Palo Verde Unit 1, together with lower than originally forecast wholesale energy prices, will result in reduced off-system sales margins of approximately $12 to $18 million for the period from January through July 2006.

The Company has revised its 2006 earnings guidance to a range of $1.10 to $1.35 per basic share, from its previously announced range of $1.10 to $1.45 per basic share. This revised earnings guidance reflects lower estimates of margins from off-system sales due to the expected reduced output from Palo Verde through July 2006 and lower than originally forecast wholesale energy prices. This range of earnings guidance assumes that Palo Verde Unit 1 will return to full power by July 2006. In addition, APS has stated that it does not anticipate any material increase in Palo Verde operating and maintenance costs as a result of this issue, and the Company’s revised range of earnings guidance assumes no material increase in such costs. The Company cautions, however, that results may differ from its revised earnings guidance if operating and maintenance costs relating to Unit 1 increase materially.

The Company also cautions that results would differ from its estimates to the extent that actual market prices, Palo Verde Unit 1 operations and other factors vary from its assumptions. If Palo Verde Unit 1 continues to operate at a reduced capacity beyond July 2006, the adverse financial impact on the Company could increase and would include additional foregone wholesale margins, higher capital and operating costs and increased purchased power and other costs.

Safe Harbor Regarding Forward Looking Statements

This document includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit the Company to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect the Company’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in economy margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Units 1 and 3 and other costs at Palo Verde; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation arising out of the FERC investigation or any other regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins and increased cost of purchased power for the length of time during which Palo Verde Unit 1 operates at reduced power; and (ix) other factors detailed by the Company in its public filings with the Securities and Exchange Commission. The Company’s filings are available from the Securities and Exchange Commission or may be obtained through the Company’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. The Company cautions that these risks and factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ DAVID G. CARPENTER
David G. Carpenter Vice President, Corporate Planning and Controller

Dated: March 13, 2006